                                                                   Exhibit 12.1



                        REPUBLIC ENGINEERED STEELS, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

       For the Fiscal Years Ended June 30, 1995, 1996, 1997 and 1998,
               The Period From July 1, 1998 to September 7, 1998
             and the Period From September 8, 1998 to June 30, 1999
                             (Dollars in millions)


                                                                                     Period From
                                                                       -----------------------------------
                                                                       July 1, 1998 to     September 7,
                               Fiscal    Fiscal     Fiscal     Fiscal    September 7,    1998 to June 30,
                                1995      1996       1997       1998         1998             1999
                              -------   -------     ------    --------     -------          -------

Ratio of earnings to
  fixed charges                      -         -          -           -           -                -

Coverage deficiency           $  15.8   $  68.9     $ 60.5    $    9.1     $  19.7          $ 133.1





Note: For the purposes of calculating the ratio of earnings to the fixed charges, earnings represent earnings (losses) before income taxes, extraordinary gain and cumulative effect of changes in accounting principles, plus fixed charges. Fixed charges consist of interest expense, amortization of discount and deferred financing costs and the portion of rental expense which management believes is representative of the interest component of rent expense.